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                                                                                          Exhibit 12


                                         GWL&A FINANCIAL INC.
                     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                        (Dollars in Thousands)

                                 June 30,
                                   1998        1997        1996        1995        1994        1993
                                 --------    --------    --------    --------    --------    --------
Earnings:
     Pretax income from
         continuing
         operations ..........   $135,364    $256,357    $190,547    $176,612    $102,734    $ 95,688
     Interest expense ........      4,972       9,758      11,282      10,778    $ 11,145       7,250
                                 --------    --------    --------    --------    --------    --------

Total earnings:  (a) .........   $140,336    $266,115    $201,829    $187,390    $113,879    $102,938
                                 --------    --------                            --------    --------
Fixed charges:
     Interest expense ........   $  6,692    $ 14,117    $ 15,659    $ 15,972    $ 14,621    $  7,250
                                 --------    --------    --------    --------    --------    --------

Total fixed charges (b) ......   $  6,692    $ 14,117    $ 15,659    $ 15,972    $ 14,621    $  7,250
                                 --------    --------    --------    --------    --------    --------
Ratio of earnings to fixed
     charges (a/b) ...........         21          19          13          12           8          14

Preferred stock dividend
requirements:
     Preferred stock dividends
         (c) .................   $  4,308    $  8,854    $  8,587    $  9,217    $  7,475    $  9,335

Effective tax rate (d) .......         33%         38%         29%         27%         27%         32%
                                 --------    --------    --------    --------    --------    --------
     Preferred stock dividend
     requirements adjusted for
taxes: (c/(100%-d))=(e) ......   $  6,430    $ 14,281    $ 12,094    $ 12,626    $ 10,240    $ 13,728
                                 --------    --------    --------    --------    --------    --------
Ratio of earnings to combined
fixed charges and preferred
stock dividend requirements:
(a/(b+e)) ....................         11           9           7           7           5           5

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